Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports First Quarter 2014 Financial Results

– Total revenue of $105.7 million, up 33.0% year-over-year

– Adjusted EBITDA of $26.2 million, up 19.9% year-over-year

– Ending paid listings of approximately 952,000 up 28.2% year-over-year

– Adjusted Renewal Rate of 76.2%, up from 74.9% in Q1 2013

Austin, Texas – April 24, 2014 – HomeAway, Inc. (NASDAQ: AWAY), the world’s leading online marketplace for the vacation rental industry, today reported its financial results for the first quarter ended March 31, 2014.

Management Commentary

“I’m very pleased with our start to the year, and our team’s continued focus and execution which has, once again, allowed us to deliver financial results ahead of our expectations,” says Brian Sharples, chief executive officer of HomeAway. “Revenue growth of 33% accelerated sharply from 2013 levels, benefitting from both expansion of our marketplace as well as improved network monetization, a result of our continued success with tiered pricing and bundled product offerings.”

Mr. Sharples continued, “Importantly, on the heels of our successful pay-per-booking launch in the fourth quarter of 2013, the health of our subscription business remains strong, as evidenced by two consecutive quarters of improving renewal rates. With respect to pay-per-booking, while still early in the rollout, the team continued to make strong progress in both the deployment and rollout of our integrated and platform pay-per-booking products. With this in mind, we look forward to making our platform pay-per-booking product available to our largest European sites in the coming quarter.”

First Quarter 2014 Financial Highlights

•	Total revenue increased 33.0% to $105.7 million from $79.5 million in the first quarter of 2013. On an FX neutral basis, year-over-year revenue growth was 31.8%. Growth in total revenue primarily reflected an increase in average revenue per listing as a result of tiered pricing and bundled product offerings, an increase in new listings and the benefit of ancillary product and services revenue.

•	Listing revenue increased 30.5% to $87.3 million from $66.9 million in the first quarter of 2013. On an FX neutral basis, year-over-year listing revenue growth was 29.1%.

•	Other revenue, which is comprised of ancillary revenue from owners and travelers, advertising, software and other items, increased 46.6% to $18.4 million from $12.5 million in the first quarter of 2013. Growth in other revenue primarily reflected increased adoption of value-added owner, manager and traveler products.

•	Adjusted EBITDA increased 19.9% to $26.2 million from $21.8 million in the first quarter of 2013. As a percentage of revenue, adjusted EBITDA was 24.8% compared to 27.4% in the first quarter of 2013. Impacting year-over-year comparability of Adjusted EBITDA in the first quarter of 2014 was approximately $1.8 million in one-time expenses related to a reserve for operating taxes outside of the United States.

•	Free cash flow increased 16.2% to $38.7 million from $33.3 million in the first quarter of 2013. On a trailing twelve month basis, free cash flow increased 8.8% to $98.4 million from $90.4 million in the comparable trailing twelve month period for the prior year.

•	Net income attributable to HomeAway was $4.4 million, or $0.05 per diluted share, compared to net income attributable to HomeAway of $5.3 million, or $0.06 per diluted share, in the first quarter of 2013.

•	Non-GAAP net income was $13.2 million, or $0.14 per diluted share, compared to non-GAAP net income of $12.2 million, or $0.14 per diluted share, in the first quarter of 2013.

Key Business Metrics

•	Paid listings at the end of the first quarter were 951,843, a year-over-year increase of 28.2% from 742,299 at the end of the first quarter of 2013. At the end of the first quarter, 724,699 of the listings were subscription listings and 227,144 were performance-based listings.

•	Average revenue per subscription listing during the first quarter was $442, an FX neutral increase of 10.7% compared to the prior year.

•	Renewal rate was 73.1% at the end of the first quarter, compared to 73.6% at the end of the first quarter of 2013 and 72.5% at the end of the fourth quarter of 2013. Adjusting for the impact of consolidated listings and network bundles, renewal rate for the first quarter of 2014 would have been 76.2%, compared to 74.9% at the end of the first quarter of 2013 and 75.3% at the end of the fourth quarter of 2013.

•	Visits were 245.1 million during the first quarter, a year-over-year increase of 18.3%.

Historical Quarterly Business Metrics

	For the three months ended:
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014
Subscription Listings, end of period	686,000	706,238	691,785	697,481	724,699
Performance Listings, end of period	56,299	68,994	81,567	192,394	227,144
Total Paid Listings, end of period	742,299	775,232	773,352	889,875	951,843
Average Revenue per Subscription Listing	$394	$416	$428	$435	$442
FX Neutral Year-Over-Year Growth of Average Revenue per Subscription Listing	13.5%	13.7%	15.3%	13.2%	10.7%

Corporate Developments

On March 5, 2014, HomeAway announced the acquisition of Glad to Have You, Inc., the creator of the vacation rental industry’s leading mobile guest management solution designed specifically for property managers and homeowners to improve the way they manage and communicate with guests during their stay.

On March 31, 2014, HomeAway completed a convertible debt offering in the aggregate amount of $402.5 million, which includes the full exercise of the initial purchasers’ over-allotment option. HomeAway received net proceeds of approximately $391.4 million after deducting fees and estimated offering expenses payable by HomeAway.

The notes will be senior, unsecured obligations of HomeAway, and will bear interest at a rate of 0.125% per year. Interest will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2014. The notes will mature on April 1, 2019, unless earlier repurchased or converted. Concurrent with the issuance of the notes, HomeAway entered into convertible note hedge transactions which are expected to reduce the potential dilution to HomeAway’s common stock upon conversion of the notes. HomeAway paid $85.9 million for the note hedge transactions. Additionally in March 2014, HomeAway sold warrants for cash consideration of $38.3 million to purchase shares of its common stock. The net cash generated in March 2014 from these transactions was $343.9 million.

Mr. Sharples commented, “The convertible offering was very well received and we were delighted with the exceptional terms of the deal. Having built HomeAway by selected acquisitions, along with a focus on the organic growth of the company, we look forward to leveraging the flexibility our expanded financial position affords us to evaluate future targets across new markets, geographies and technologies.”

Business Outlook

HomeAway management currently expects to achieve the following results for second quarter ending June 30, 2014 and full year ending December 31, 2014:

Second Quarter 2014

•	Total revenue is expected to be in the range of $109.0 to $111.0 million.

•	Adjusted EBITDA is expected to be in the range of $28.0 to $29.0 million.

Full Year 2014

•	Total revenue is expected to be in the range of $435.0 to $442.5 million.

•	Adjusted EBITDA is expected to be in the range of $117.0 to $122.5 million.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway® will host a conference call to review and discuss the first quarter results on Thursday, April 24, 2014 at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To participate in the conference call, investors should join ten minutes prior to the scheduled start time. Callers in the United States and Canada should join by dialing (877) 407-0789, passcode 13579461. Callers outside the United States and Canada should join by dialing (201) 689-8562, passcode 13579461. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website at http://investors.homeaway.com and will be archived online for 60 days upon completion of the conference call.

For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on April 24, 2014 through 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on May 8, 2014 by dialing (877) 870-5176, passcode 13579461, in the United States and Canada or (858) 384-5517 outside the United States and Canada, passcode 13579461.

About HomeAway

HomeAway, Inc. based in Austin, Texas, the world’s leading online marketplace for the vacation rental industry, with sites representing approximately 952,000 paid listings of vacation rental homes in 190 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; HomeAway.com.au and Stayz.com.au in Australia; and Bookabach.co.nz in New Zealand. Asia Pacific short-term rental site, travelmob.com, is also owned by HomeAway.

HomeAway also operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, growth and business outlook; roll-out of new products and services; and potential future acquisitions.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) the impact of pay-per-booking or other changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to execute its product and services development roadmap, including e-commerce initiatives, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, (i) HomeAway’s inability to introduce successful new products and services; (j) the inability to integrate and grow recent acquisitions, and (k) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-K, filed on February 26, 2014. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow, non-GAAP net income and revenue adjusted for foreign currency. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) attributable to HomeAway, Inc. plus depreciation, amortization of intangible assets, interest expense, net, income tax expense (benefit), stock-based compensation expense, net income (loss) attributable to noncontrolling interests, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit (shortfall) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines non-GAAP net income as its net income (loss) attributable to HomeAway, Inc. plus the after-tax effect of stock-based compensation expense, amortization of intangible assets and the impact on noncontrolling interests of these items, utilizing a tax rate of 35%. The income tax effect of adjustments to non-GAAP net income assists investors in understanding the tax provision related to those adjustments and a tax rate of 35% related to ongoing operations. Revenue adjusted for foreign currency assumes foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency revenue, HomeAway divides its monthly U.S. dollar results by the applicable current year monthly average foreign exchange rates and then multiplies those amounts by the applicable prior year monthly average foreign exchange rates.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are useful to investors in evaluating its operating performance for the following reasons:

•	HomeAway management uses Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•	Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•	Securities analysts use Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue; and

•	Adjusted EBITDA and non-GAAP net income exclude non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow, non-GAAP net income or constant currency revenue may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and non-GAAP net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

We define a paid listing as an advertisement for a property paid via subscription or on a performance basis and displayed on one or more websites in our marketplace. Although listings may be displayed on multiple sites, a paid listing is counted only one time on its native HomeAway brand, or HomeAway website from which the listing originated. Subscription-based paid listings are purchased in advance by property owners or managers as a form of advertising to promote their vacation rentals to prospective travelers on one or more of our websites, typically for one year. Performance-based paid listings allow property owners and managers to list a property with no initial upfront fees and, instead, pay us commissions on traveler bookings or fees on traveler inquiries.

Average revenue per subscription listing is computed by HomeAway as subscription listing revenue for the period divided by the average of paid subscription listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; and changes in brand mix. For the purposes of providing a foreign exchange neutral growth rate, subscription revenue per listing is calculated at prior year monthly foreign exchange rates.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. Unique property subscription listings that are removed from property managers’ accounts and subsequently replaced with new subscription listings within the same property manager’s account listings are not considered as renewals in our renewal rate calculation. HomeAway includes most brands in its calculation of renewal rate. Subscriptions to BedandBreakfast.com, Toprural.es and Bookabach.co.nz remain excluded until HomeAway can further develop its database system.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Omniture and Google Analytics.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenue:
Listing	$87,332	$66,945
Other	18,350	12,519

Total revenue	105,682	79,464
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below )	15,937	13,281
Product development	18,313	12,399
Sales and marketing	35,617	26,367
General and administrative	23,626	16,049
Amortization expense	3,274	3,180

Total costs and expenses	96,767	71,276

Operating income	8,915	8,188
Other income (expense):
Interest income	164	243
Other expense, net:	(2,535)	(1,591)

Total other income (expense)	(2,371)	(1,348)

Income before income taxes	6,544	6,840
Income tax expense	(2,388)	(1,545)

Net income	4,156	5,295
Less: Net loss attributable to noncontrolling interests	(287)	—

Net income attributable to HomeAw ay, Inc.	$4,443	$5,295

Net income per share attributable to HomeAw ay, Inc.:
Basic and diluted	$0.05	$0.06

Weighted average number of shares outstanding:
Basic	92,699	83,940
Diluted	96,295	86,492

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$656,601	$324,608
Short-term investments	113,889	66,798
Accounts receivable, net of allowance for doubtful accounts of $1,094 and $1,038 as of March 31, 2014 and December 31, 2013, respectively	26,097	20,375
Income tax receivable	4,101	3,340
Prepaid expenses and other current assets	8,968	7,702
Restricted cash	800	1,607
Deferred tax assets	8,314	8,146

Total current assets	818,770	432,576
Property and equipment, net	40,304	39,807
Goodwill	528,335	507,611
Intangible assets, net	85,664	80,665
Restricted cash	584	573
Deferred tax assets	1,353	1,120
Other non-current assets	18,459	18,320

Total assets	$1,493,469	$1,080,672

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,627	$3,539
Income tax payable	2,006	1,992
Accrued expenses	56,895	54,625
Deferred revenue	179,614	151,991

Total current liabilities	245,142	212,147
Convertible senior notes, net	303,044	—
Deferred revenue, less current portion	2,845	2,983
Deferred tax liabilities	24,173	24,046
Other non-current liabilities	7,806	7,557

Total liabilities	583,010	246,733

Redeemable noncontrolling interests	10,302	10,584
Commitments and contingencies
Stockholders’ equity
Common stock	9	9
Additional paid-in capital	976,101	908,632
Accumulated other comprehensive loss	(1,857)	(6,747)
Accumulated deficit	(74,096)	(78,539)

Total stockholders’ equity	900,157	823,355

Total liabilities and stockholders’ equity	$1,493,469	$1,080,672

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months
	Ended March 31,
	2014	2013
Cash flows from operating activities
Net income	$4,156	$5,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,763	3,044
Amortization of intangible assets	3,274	3,180
Amortization of premiums on securities and other	552	801
Stock-based compensation	10,221	7,456
Excess tax benefit from stock-based compensation	(3,579)	(1,358)
Deferred income taxes	(2,963)	(1,218)
Net realized/unrealized foreign exchange (gain) loss	1,758	(16)
Realized loss on foreign currency forwards	616	1,259
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(5,409)	(1,880)
Income tax receivable	(737)	(347)
Prepaid expenses and other assets	(1,094)	(1,378)
Accounts payable	2,811	(258)
Accrued expenses	(3,982)	(406)
Income tax payable	3,576	(4)
Deferred revenue	26,763	22,300
Other non-current liabilities	243	1,011

Net cash provided by operating activities	39,969	37,481

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(16,766)	—
Change in restricted cash	815	(247)
Purchases of intangibles and other assets	(193)	(30)
Purchases of non-marketable equity investment	—	(3,667)
Purchases of short-term investments	(50,560)	(62,713)
Proceeds from maturities of marketable securities	2,787	15,000
Net settlement of foreign currency forwards	(616)	(1,259)
Purchases of property and equipment	(4,818)	(5,505)

Net cash used in investing activities	(69,351)	(58,421)

Cash flows from financing activities
Proceeds from borrowings on convertible senior notes, net	391,431	—
Proceeds from issuance of warrants	38,278	—
Purchase of convertible note hedge	(85,853)	—
Other financing activities	(919)	—
Proceeds from exercises of options to purchase common stock	13,947	19,539
Excess tax benefit from stock-based compensation	3,579	1,358

Net cash provided by financing activities	360,463	20,897

Effect of exchange rate changes on cash	912	(2,189)

Net increase (decrease) in cash and cash equivalents	331,993	(2,232)
Cash and cash equivalents at beginning of period	324,608	189,478

Cash and cash equivalents at end of period	$656,601	$187,246

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months
	Ended March 31,
	2014	2013
Net income attributable to HomeAw ay, Inc.	$4,443	$5,295
Add:
Depreciation and amortization	7,037	6,224
Stock-based compensation	10,221	7,456
Interest income	(164)	(243)
Foreign exchange expense	2,521	1,535
Income tax expense	2,388	1,545
Net loss attributable to noncontrolling interests	(287)	—

Adjusted EBITDA	$26,159	$21,812

	Three Months
	Ended March 31,
	2014	2013
Cash provided by operating activities	$39,969	$37,481
Excess tax benefit from stock-based compensation	3,579	1,358
Capital expenditures	(4,818)	(5,505)

Free cash flow	$38,730	$33,334

	Three Months
	Ended March 31,
	2014	2013
Net income attributable to HomeAw ay, Inc.	$4,443	$5,295
Add:
Stock-based compensation	10,221	7,456
Amortization expense	3,274	3,180
Related tax effect	(4,723)	(3,723)
Impact on noncontrolling interests of non-GAAP adjustments	(65)	—

Non-GAAP net income	$13,150	$12,208

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months
	Ended March 31,
	2014	2013
Stock-based compensation:
Cost of revenue	$701	$845
Product development	2,714	1,727
Sales and marketing	2,172	1,608
General and administrative	4,634	3,276

Total	$10,221	$7,456

	Three Months
	Ended March 31,
	2014	2013
Depreciation:
Cost of revenue	$1,100	$1,023
Product development	910	684
Sales and marketing	1,235	944
General and administrative	518	393

Total	$3,763	$3,044

Investor Contact:

Jen Ford

Director, Investor Relations, HomeAway, Inc.

(512) 505-1751

investors@homeaway.com

Media Contact:

Eileen Buesing

VP of Communications, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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